Exhibit 99.1

no!no!™ Hair Breaks Record on Home Shopping Television with the Most Units Sold on a Weekday

ORANGEBURG, N.Y.--(BUSINESS WIRE)--November 6, 2014--PhotoMedex, Inc. (NasdaqGS and TASE: PHMD) announces that consumers purchased more than 24,000 no!no! Hair removal units on a U.S. live home shopping television broadcast during a 24-hour event on November 3, which was the most units the no!no! hair removal device has ever sold on such a weekday live TV home shopping 24-hour event, generating retail sales of approximately $4.8 million. The no!no! Hair removal device, which has been sold on home shopping television since 2007, was featured in a beauty event led by international beauty expert Jennifer Crawford and guest Caitlin Brunell, Miss Alabama 2015.

After seven years on live home shopping television, no!no! Hair continues to break records. To date nearly half a million no!no! Hair removal units have been sold through this channel in the U.S. and more than five million units have been sold worldwide.

“Live TV home shopping has been an important part of the marketing and sales platform for the no!no! brand since day one, and we continue to break records and improve our messaging in this channel,” said Dr. Dolev Rafaeli, CEO of PhotoMedex and President and CEO of Radiancy Inc.

As part of the one-day event, Radiancy brought back an all-time favorite limited edition unit that had previously broken sales records in February of 2013: three Perfectly Polished, limited-edition no!no! Hair devices in Pink Paint, Teal Tint and Opulent Orange.

ABOUT no!no!

no!no! products adapt professional technology for home use by consumers. Beginning with the no!no! Hair, using revolutionary Thermicon™ technology no!no! delivers professional, pain-free hair removal that's safe for all skin types and hair colors. The no!no! family has grown to include no!no! Skin for acne clearance, a beauty treatment with no!no! Glow and no!no! Smooth, a unique skincare line with ARP100 and Depiline that slow the rate of hair growth. no!no! has been sold on Home Shopping Network since 2007.

Radiancy, Inc., a subsidiary of PhotoMedex and a global leader for medical and aesthetic light-based systems, created no!no! Hair to answer the ever-growing demand for professional, pain-free hair removal that can be performed in the comfort and convenience of the home. This revolutionary product innovation offers a solution to unwanted hair of all types and colors by instantly removing hair and over time reducing the rate of hair regrowth with no pain, no mess and no chemicals. Based on the patented and exclusive Thermicon technology, no!no! uses heat to remove hair and get weeks of long-lasting results, making it universally safe and effective for everyone.

ABOUT Radiancy, Inc.

Radiancy, Inc. is a leader in the medical and aesthetic skin care market. The company’s core belief that everyone is entitled to quality skin care has driven them to redefine expectations in order to deliver smart skin solutions to the widest possible range of professionals and consumers.

Radiancy opened its doors in 1998 with an idea and a vision – to make quality light-based skin care available to everyone. Within a few years, Radiancy revolutionized phototherapy with the introduction of Light Heat & Energy (LHE) technology, with their premier system, SpaTouch, offering a safer, more efficient photoepilation process. By 2002 Radiancy had captured an unprecedented 37% market share and took its place as a global leader for medical and aesthetic light-based systems. Radiancy then adapted LHE to develop a line of LHE MicroPhototherapy products. Radiancy is also the home of the no!no! family of products.

ABOUT PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no! brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Safe Harbor

Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.

CONTACT:
Media:
Rpr Marketing Communications
Liz Mefford, 212-317-1462
Liz.Mefford@rprmc.com
or
Investors:
LHA
Kim Golodetz, 212-838-3777
KGolodetz@lhai.com